Exhibit 99.2

Pep Boys Announces Mark Bacon Promoted to Executive Vice President – Operations

PHILADELPHIA, PA – August 10, 2006 – The Pep Boys – Manny, Moe & Jack (NYSE: “PBY”), the nation’s leading automotive aftermarket retail and service chain, announced the promotion of Mark Bacon to Executive Vice President – Operations.

CEO Bill Leonard remarked, “It is with pleasure that I announce the promotion of Mark Bacon to Executive Vice President – Operations from Senior Vice President – Operations.  Since he joined us a little over a year ago, Mark has been working diligently to instill the energy, enthusiasm and excitement a dynamic retail and service business like Pep Boys requires.”

He continued, “Together with Hal Smith, Executive Vice President of Merchandising and Marketing, Mark will continue to build on the established retail renewal at Pep Boys and lead a synchronized effort to advance the turnaround of our parts and service business.”

About Pep Boys:

Pep Boys has 593 stores and more than 6,000 service bays in 36 states and Puerto Rico. Along with its vehicle repair and maintenance capabilities, the Company also serves the commercial auto parts delivery market and is one of the leading sellers of replacement tires in the United States. Customers can find the nearest location by calling 1-800-PEP-BOYS or by visiting pepboys.com.

###

Contact:
Pep Boys, Philadelphia
Investor Contact: Harry Yanowitz, 215-430-9720
Media Contact: Bill Furtkevic, 215-430-9676
Internet: http://www.pepboys.com